Exhibit 99.1

Global Credit Research

Rating Action

26 AUG 2003

Rating Action: Schering-Plough Corporation

MOODY'S PLACES RATINGS OF SCHERING-PLOUGH CORPORATION ((P)A1 LONG TERM; PRIME-1 SHORT TERM) UNDER REVIEW FOR POSSIBLE DOWNGRADE

Approximately $1.9 Billion of Rated Securities Affected.

New York, August 26, 2003 - Moody's Investors Service placed the ratings of Schering-Plough Corporation under review for possible downgrade.

Ratings placed under review for possible downgrade:

Schering-Plough Corporation: (P)A1 shelf registration, Prime-1 commercial paper

Schering Corporation: Prime-1 commercial paper

The rating review is prompted by Moody's concerns that Schering-Plough's operating cash flow may fall significantly below the rating agency's earlier expectations as a result of declining sales and market share of key products combined with higher investment to support Zetia and the Zetia/Zocor combination. In addition, Moody's is concerned that Schering-Plough's free cash flow, even with the announced reduction in shareholder dividend, may also fall below Moody's earlier expectations and/or remain negative over a longer time frame.

Moody's rating review will focus on (1) performance of key product franchises in the wake of increasing branded competition and potential generic competition; (2) additional steps management is taking to stabilize performance, including headcount reduction; (3) the potential for additional cash outflows associated with ongoing litigation; and (4) the impact of lower operating cash flow and potentially lower free cash flow on Schering-Plough's balance sheet, which Moody's believes remains healthy, currently.

At this time, Moody's expects that the rating change, if any, could be one or two notches; hence, Moody's is placing both the (P)A1 long-term as well as the Prime-1 short term debt ratings under review for possible downgrade. Moody's notes that Schering-Plough's liquidity remains very good, based on cash and short term investments of $4.1 billion reported as of June 30, 2003 compared to total debt and preferred equity securities of $2.1 billion, with limited near term maturities. In addition, the company maintains $1 billion of committed bank facilities without restrictive covenants or onerous conditions precedent to borrowing. This liquidity should provide flexibility to withstand weaker operating cash flow, potentially negative free cash flow, and potential outflows associated with litigation.

Headquartered in Kenilworth, New Jersey, Schering-Plough Corporation is a worldwide pharmaceutical company with activities in human and animal health and consumer products. Sales in 2002 totaled $10.2 billion.

New York

Patrick Finnegan

Managing Director

Corporate Finance Group

Moody's Investors Service

JOURNALISTS: 212-553-0376

SUBSCRIBERS: 212-553-1653

New York

Michael Levesque

Senior Analyst

Corporate Finance Group

Moody's Investors Service

JOURNALISTS: 212-553-0376

SUBSCRIBERS: 212-553-1653

Copyright 2003, Moody's Investors Service, Inc. and/or its licensors including Moody's Assurance Company, Inc. (together, MOODY'S). All rights reserved.